Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GameStop Corp
Grapevine, Texas
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 29, 2006, relating to the consolidated financial statements and schedule and the incorporation by reference of our report dated March 29, 2006, relating to the effectiveness of GameStop Corp.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended January 28, 2006.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
BDO Seidman, LLP
Dallas, TX
April 24, 2006